Exhibit 10.2

Second Amended and Restated Power of Attorney

Authorizers: Feng Hailiang, Zhejiang Zhongyida Investment Co., Ltd (each a “shareholder”/ “pledgor,” together, the “shareholders”/ “pledgors”)

Authorized Person: Zhejiang Hailiang Education Consulting and Service Co., Ltd. (“pledgee”)

According to the Second Amended and Restated Consulting Service Agreement and the Second Amended and Restated Equity Pledge Agreement entered into on February 23, 2018, Mr. Feng Hailiang and Zhejiang Zhongyida Investment Co., Ltd (hereinafter referred to as “Zhongyida Investment”) own 100% of Zhejiang Hailiang Education Investment Group Co., Ltd (hereinafter referred to as “Hailiang Investment”). The Second Amended and Restated Power of Attorney shall become effective simultaneously with the Second Amended and Restated Consulting Service Agreement and the Second Amended and Restated Equity Pledge Agreement on an irrevocable basis to confirm the controlling right of Zhejiang Hailiang Education Consulting and Service Co., Ltd (hereinafter referred to as “Hailiang Consulting”).

Mr. Feng Hailiang and Zhongyida Investment agree to grant representative appointed by Hailiang Consulting (hereinafter referred to as “investor representative”) an irrevocable right to exercise the following rights:

1.	Excise the voting rights of the council and board of directors on behalf of Mr. Feng Hailiang and Zhongyida Investment, acknowledge or confirm with the voting result or resolution of the council or the board of directors;

2.	All rights of the shareholders regulated in the articles of associations of Hailiang Investment shall be excised by the investor representative and the results shall be confirmed and admitted thereby;

3.	Hailiang Consulting shall enjoy all shareholder rights of Hailiang Investment. Mr. Feng Hailiang and Zhongyida Investment agree to grant all dividends or other equity related income obtained from Hailiang Investment to Hailiang Consulting, unconditionally and without any charge.

4.	The investor representative is entitled to act as a director of Hailiang Investment and constitute the board of directors to excise the rights of director according to the articles of associations of Hailiang Investment;

5.	The representative is authorized to run the business permitted within the scope of the business;

6.	The change or replacement of the member of the Board of Directors or Council shall be decided by the direction or the suggestion of Hailiang Consulting;

7.	Excise other rights authorized to the shareholders by the articles of associations of Hailiang Investment;

8.	Mr. Feng Hailiang and Zhongyida Investment hereby confirm that all negotiations, agreements, commitments and written agreements, relating to matters stipulated in this Power of Attorney, are replaced with this Second Amended and Restated Power of Attorney. Upon the date of signing this Second Amended and Restated Power of Attorney, the previous Amendment and Restatement of the Power of Attorney signed on June 30, 2017 shall be terminated.

Authorizer:	/s/ Feng Hailiang
Feng Hailiang

Date:

Authorizer: Zhejiang Zhongyida Investment Co., Ltd (Seal)

Legal representative/ authorized person: /s/ Aihua Zhu

Date: